ECD Receives $26.9 Million from the Exercise of Warrants


Rochester Hills, Mich., May 4, 2005 ? Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today that it has received $26.9 million from the exercise of warrants.

Warrants to purchase 1,928,462 shares of ECD Common Stock at an exercise price of $13.96 per share were exercised by purchasers of units in the private placements of November 2003 and January 2004. Each unit consisted of one share of Common Stock and one warrant to purchase a share of Common Stock.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film continuous-web amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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Contacts:
Stephan W. Zumsteg, Vice President and CFO
Ghazaleh Koefod, Investor Relations
Energy Conversion Devices, Inc.
248.293.0440